Exhibit 99.1
Dear Shareholders,
The first quarter was another outstanding quarter for Carvana.
We grew retail units sold 46% year-over-year to nearly 134,000, a new company record. This growth makes us the fastest growing automotive retailer by a large margin. Amongst the other public automotive retailers, the fastest same store unit growth was 6%.
We more than doubled Net income and Adjusted EBITDA year-over-year to $373 million and $488 million, respectively, in the first quarter this year. This growth was driven by the combination of our unit and margin growth. Net income margin expanded to 8.8% from 1.6% and Adjusted EBITDA margin grew to 11.5% this quarter from 7.7% in Q1 last year. This makes us the most profitable automotive retailer by Adjusted EBITDA margin. The size of our outperformance was significant – amongst the other public automotive retailers, the most profitable had an EBITDA margin of about 7%.
In addition, we are producing very high-quality Adjusted EBITDA. In the first quarter, our Operating income was ~80% of our Adjusted EBITDA. This compares favorably to our high-growth, e-commerce, and technology peers as a result of our more limited adjustments.
Being the fastest growing and most profitable automotive retailer – in both cases with significant separation – is only possible because we spent 12 years and over $10 billion building an entirely new model from the ground up that our customers love. Carvana is more efficient, more streamlined, and more scalable than the business models that came before us.
From here, we are looking forward and we are excited by what we see – we have very clear visibility to even stronger financial performance, much larger scales, and even better customer experiences.
Hitting financial performance first, we are still carrying fixed costs that will support significantly larger volumes. We expect this to result in a couple points of Adjusted EBITDA margin expansion over time. In addition, we continue to believe there is room for significant fundamental gains in every expense line item of the business, and we will continue working hard to unlock them. While this clearly lights the path to EBITDA margins beyond any targets we have shared, our expectation is that we will share a very significant portion of these gains with our customers over time, differentiating our offering even further.
Turning to growth, we are also extremely well-positioned for sustained growth at high levels. Our business model is inherently simpler than the business models we compete against. It enjoys positive feedback from nationwide selection, brand, speed, and data, and it is more efficient and therefore more scalable today than it has ever been. Today, we are selling 35% more cars per Carvana team member than we were at our previous retail unit record, and there is significant room for improvement in that metric. We already have real estate capacity for 3 million unit sales per year and are methodically unlocking that capacity with Megasites. These sites leverage the ADESA footprint to not only power growth but also improve efficiency and customer experience by getting cars and Carvana infrastructure closer to our customers.
We are better positioned than ever before and we still have an enormous opportunity ahead. After four consecutive quarters of over 30% growth paired with Adjusted EBITDA margins consistently within our long-term financial model EBITDA margin range, it is time for our next set of goals.

Summary of Q1 2025 Results
Q1 2025 Financial Results: All financial comparisons stated below are versus Q1 2024 unless otherwise noted. Complete financial tables appear at the end of this letter.
•Retail units sold totaled 133,898, an increase of 46%
•Revenue totaled $4.232 billion, an increase of 38%
•Total Gross profit was $929 million, an increase of 57%
•Total Gross profit per unit (“GPU”) was $6,938, an increase of $506
•Non-GAAP Total GPU was $7,140, an increase of $338

1

•Net income margin was 8.8%, an increase from 1.6%
◦Net income totaled $373 million, an increase of $324 million1
•Adjusted EBITDA margin was 11.5%, an increase from 7.7%
◦Adjusted EBITDA totaled $488 million, an increase of $253 million
•GAAP Operating income was $394 million, an increase from $134 million
•Basic and diluted net earnings per Class A share were $1.61 and $1.51, respectively, based on 134 million and 143 million shares of Class A common stock outstanding, respectively
◦Assuming full conversion of LLC units and other dilutive effects, there would have been 223 million shares of Class A common stock outstanding

Outlook
Q1 was a record quarter that again demonstrated the significant power of our business model. Looking toward Q2, we expect a sequential increase in both retail units sold and Adjusted EBITDA2, leading to all-time company records on both metrics. We remain on track to deliver significant growth in both retail units sold and Adjusted EBITDA2 in FY 2025.

First Quarter Results
Q1 again demonstrated our ability to deliver robust growth and profitability. We achieved record quarterly retail units of 133,898, a 46% increase year-over-year. Growth in Q1 was driven by strong demand for our offering and our ongoing commitment to delivering an excellent customer experience.
Revenue in Q1 was a record $4.232 billion, a year-over-year increase of 38%3. Top line growth was paired with significant bottom line growth. Net Income increased $324 million year-over-year to $373 million1 while Operating Income and Adjusted EBITDA both also more than doubled year-over-year to reach new records of $394 million and $488 million, respectively.
Net income margin increased to 8.8%, a first quarter record1, and GAAP Operating margin of 9.3% set a new company record. Additionally, Adjusted EBITDA margin of 11.5% marks the fourth consecutive quarter within our long term financial model EBITDA margin range of 8.0% to 13.5%.
Q1 GAAP and Non-GAAP Total GPU of $6,938 and $7,140, respectively, both set new first quarter records and were driven by strong execution across all GPU components. Retail GPU and Other GPU set first quarter records on both a GAAP and non-GAAP basis and were driven by our continued focus on fundamental gains and strong execution throughout the quarter.

1 Net income in Q1 2025 included a $158 million (3.7% margin) benefit from the fair value of Root warrants. Net income increased $241 million in Q1 2025 compared to Q1 2024 excluding the impact of Root warrants in both periods. Net income dollars and margin in Q1 2025 were first quarter records both including and excluding the benefit from Root warrants.
2 In order to clearly demonstrate our progress and highlight the most meaningful drivers within our business, we continue to use forecasted Non-GAAP financial measures, including forecasted Adjusted EBITDA. We have not provided a quantitative reconciliation of forecasted GAAP measures to forecasted Non-GAAP measures within this communication because we are unable, without making unreasonable efforts, to forecast fair value changes or calculate one-time or restructuring expenses. These items could materially affect the computation of forward-looking Net Income (loss). Forecasted results and future objectives may be impacted by factors outside Carvana's control. See "Forward Looking Statements" herein.
3 Revenue growth is lower than retail unit growth primarily due to a year-over-year increase in retail marketplace units sold as a share of total retail units sold. As noted in prior letters, we do not recognize the gross sales price of a retail marketplace vehicle as retail revenue.
2

Our continued focus on efficiency initiatives drove per unit reductions in all SG&A expense components year-over-year in Q1. Carvana Operations Expense was $1,658 per unit, a $192 decrease year-over-year. Advertising expense was $538 per unit, a $50 reduction year-over-year. Overhead expense was $160 million, a year-over-year increase of $9 million, primarily due to higher legal expenses, resulting in a reduction of $449 per unit due to growth in retail units sold.
We have always believed in the long term earnings power of our vertically integrated business model. Growing retail units sold 46% year-over-year while also generating an Adjusted EBITDA margin that is ~2x the industry average among public automotive retailers makes the power of our model clearer than ever.
1 All data points are as of Q1 2025 or most recently reported fiscal quarter.

A Look Back to Prior Record Unit Sales & What’s Different Today
At our prior retail unit record in Q2 2022, while we had industry-leading growth, our Adjusted EBITDA margin was ~13 percentage points below the industry average. Today, we are once again leading the industry in growth and our Q1 Adjusted EBITDA margin of 11.5% is twice the industry average. We achieved a relative change of this magnitude in a short, three-year period by focusing our efforts on driving fundamental gains and realizing operating efficiencies across all aspects of the business. We believe looking back to the last time we were at record units in Q2 2022 is instructive in understanding how far we’ve come and what has changed to make our Q1 2025 performance possible.
1)More Units, Improved Unit Economics, and Greater Efficiency: In Q1 2025 we sold 16k more units than in Q2 2022, and we did so while generating ~$5,500 more in unit economics. We implemented and optimized proprietary technologies, improved operational processes, and maintained disciplined focus to drive significant, fundamental efficiency gains. In Q1 we sold more retail units than ever before while carrying significantly less inventory, spending far less marketing dollars, and deploying far fewer people to deliver a better customer experience. We are proud of this progress and expect to continue to improve from here as we address additional opportunities for fundamental efficiency gains. The table below helps illustrate how we improved our Adjusted EBITDA margin by ~17% percentage points, while industry peers saw a ~1.7% decline on average over this period.
3

2)Even Better Customer Experiences: Our focus on operational efficiencies and application of technology also continue to drive even better customer experiences. We now offer faster delivery options (including as fast as same day delivery), more intuitive merchandising, and more streamlined, self-service digital tools that not only delight customers but also meaningfully reduce operational costs. These improvements have driven customer Net Promoter Scores (NPS) to their highest levels in nearly three years in Q1.
We are driving these outcomes more efficiently than ever before. For just $1,335 per unit in Q1, we delivered nationwide fulfillment, integrated financing, an easy-to-use e-commerce experience with best-in-class customer support, seamless car selling (including managing trade-ins), nationwide title and registration, and the peace of mind of a 7-day return policy. Since our prior retail unit sales record in Q2 2022, we have reduced the cost of providing all of this by ~$1,100 per unit. We are proud of the customer experiences we offer today but we see further opportunities to continue improving them as we reinvest fundamental gains over time.
3)A Clearer, Simpler Path to Scale: The work required for Carvana to scale up from here is very different today than in past periods of growth. Our current, built-out infrastructure can support over 1 million retail units of annual production with the primary requirements for increasing utilization being staffing-related. While headcount will scale as we grow, our labor efficiency is materially better today as a result of the fundamental efficiency gains and application of technology outlined above. Beyond the over 1 million annual unit capacity that exists today, we have the real estate to support up to 3 million annual units over time as we fully build out inspection and reconditioning center capabilities at ADESA facilities.

4

As evidenced by the three themes outlined above, Carvana today is a fundamentally stronger and more efficient company. Pairing the strength of our unit economics with our ever-improving customer experiences makes us incredibly well-positioned to drive significant retail unit growth while also unlocking additional foundational capabilities, further solidifying our position in the automotive ecosystem.

Our Next Objective
Since Q1 2017, we have managed the business with three financial objectives: (1) Grow Retail Units and Revenue, (2) Increase Total GPU, and (3) Demonstrate Operating Leverage. This set of management objectives has served us well, leading to industry-leading growth and industry-leading profitability. After four consecutive quarters of over 30% growth paired with Adjusted EBITDA margins consistently in our long-term financial model EBITDA margin range, we are shifting our focus to our next objective4.
Our new management objective is to sell 3 million retail units per year at an Adjusted EBITDA margin of 13.5% within 5 to 10 years.
In addition, we expect to convert ~90% of Adjusted EBITDA into GAAP operating income. The 3 million units approximately corresponds to full utilization of our existing real estate, the 13.5% Adjusted EBITDA margin corresponds to the high end of our long-term financial model EBITDA margin range, and the 5 to 10 years approximately corresponds to a ~20% to ~40% retail units sold CAGR compared to FY 2024.
Over the last 12 months, in the early phases of returning to growth, we have increased our production output by an average of ~80 units per week, with an average of ~23 CARLI-enabled production locations. In Q1 2025, we sold 134k retail units, or ~10k per week.Three million annual units equates to ~58k retail units per week. Reaching this run-rate in 5 years (260 weeks) requires increasing production by an average of ~180 units each week, and reaching the same volume in 10 years (520 weeks) requires increasing production by an average of ~90 units each week. As we integrate more ADESA locations and continue to shift our focus to growth, we will have the ability to further increase our weekly production additions over time.
On the path to our goal, we plan to maintain flexibility on the most effective way to achieve our goal. Within reasonable margin ranges, we plan to prioritize growth over margin with the speed of growth managed to ensure we continue to deliver exceptional customer experiences and maintain high quality, efficient operations. We also believe there are additional fundamental gains we can realize that will continue to differentiate our customer offering and unit economics, providing further tailwinds for our goals.

4 The material previously covered in the objective sections of the letter is now included in the first quarter results section and first quarter results table in the appendix.
5

In the long-term, we believe we have developed a customer offering and scalable business model that allows us to build a very large and profitable business. The automotive retail market is enormous, with U.S. consumers purchasing ~40 million used vehicles and ~16 million new vehicles per year. We believe we are in the very early stages of addressing our opportunity and have a very clear path toward our goals of becoming the largest and most profitable automotive retailer and buying and selling millions of cars per year.

Summary
We are extremely proud of what the Carvana team has built and accomplished over the last 12 years.
It can be easy to get pulled into the analysis of all the incremental changes, but every once in a while it is important to step back and think through what all those incremental changes add up to.
Today, we are the fastest growing and most profitable automotive retailer with both being achieved by significant margins. Customers love our offering.
And while we have spent 12 years and $10 billion dollars imagining and building our business from the ground up, by any reasonable measure, we remain at the beginning of our journey.
This quarter we sold about 135,000 cars and generated just shy of $500 million of Adjusted EBITDA.
And we did this with just 1% of the overall market.

The march continues,
Ernie Garcia, III, Chairman and CEO
Mark Jenkins, CFO

6

Appendix I: GPU and SG&A Expense Detail
Year-over-year changes in components of Total GPU and Total SG&A Expense per Unit were driven by the factors outlined below.

1

Appendix II
Conference Call Details
Carvana will host a conference call today, May 7, 2025, at 5:30 p.m. EST (2:30 p.m. PST) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715. A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will also be available on the Investor Relations section of the company’s website. A telephonic replay of the conference call will be available until Wednesday, May 14, 2025, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 4026601#.
Forward Looking Statements
This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, strategy, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.
Forward-looking statements include all statements that are not historical facts, including expectations regarding our operational and efficiency initiatives and gains; our strategy, expected gross profit per unit; forecasted results, including forecasted Adjusted EBITDA and forecasted retail units sold; all mid-term and long-term financial and other objectives and goals; potential infrastructure capacity utilization, efficiency gains and opportunities to improve our results, including opportunities to increase our margins and reduce our expenses, trends or expectations regarding inventory, expected customer patterns and demand; expectations on anticipated timing of increased production output; potential benefits from and expectations regarding new technology, including the use of artificial intelligence; anticipated benefits of uses of our ADESA real estate; our long-term financial goals; fiscal year 2025 budget items; unexpected macroeconomic conditions, including geopolitical, trade, and regulatory uncertainty and commodity prices; and growth opportunities. Such forward-looking statements are subject to various risks and uncertainties.
Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to: our ability to utilize our available infrastructure capacity and realize the expected benefits therefrom, including increased margins and lower expenses; the benefits from our initiatives relating to ADESA; our ability to scale up our business; the larger automotive ecosystem, including consumer demand, global supply chain challenges, and other macroeconomic issues (including imposition of new or increased tariffs); our ability to raise additional capital and our substantial indebtedness; our ability to effectively manage our rapid growth; our ability to maintain customer service quality and reputational integrity and enhance our brand; the seasonal and other fluctuations in our quarterly and annual operating results; our relationship with DriveTime and its affiliates; the highly competitive industry in which we participate, which among other consequences, could impact our long-term growth opportunities; the changes in prices of new and used vehicles; our ability to acquire and expeditiously sell desirable inventory; our ability to grow complementary product and service offerings; and the other risks identified under the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.
Use of Non-GAAP Financial Measures
As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.
Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this letter.
Investor Relations Contact Information: Mike Mckeever, investors@carvana.com

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and par values)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,858	$1,716
Restricted cash	46	44
Accounts receivable, net	369	303
Finance receivables held for sale, net	737	612
Vehicle inventory	1,503	1,608
Beneficial interests in securitizations	475	464
Other current assets, including $4 and $4, respectively, due from related parties	149	122
Total current assets	5,137	4,869
Property and equipment, net	2,743	2,773
Operating lease right-of-use assets, including $8 and $13, respectively, from leases with related parties	430	440
Intangible assets, net	35	34
Goodwill	2	—
Other assets	531	368
Total assets	$8,878	$8,484
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities, including $22 and $17, respectively, due to related parties	$836	$856
Short-term revolving facilities	64	67
Current portion of long-term debt	308	309
Other current liabilities, including $37 and $16, respectively, due to related parties	139	106
Total current liabilities	1,347	1,338
Long-term debt, excluding current portion	5,269	5,256
Operating lease liabilities, excluding current portion, including $6 and $10, respectively, from leases with related parties	402	414
Other liabilities, including $42 and $48, respectively, due to related parties	87	101
Total liabilities	7,105	7,109
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value - 50,000 shares authorized; none issued and outstanding as of each of March 31, 2025 and December 31, 2024	—	—
Class A common stock, $0.001 par value - 500,000 shares authorized; 134,399 and 133,271 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	—	—
Class B common stock, $0.001 par value - 125,000 shares authorized; 79,119 shares issued and outstanding as of each of March 31, 2025 and December 31, 2024	—	—
Additional paid-in capital	2,704	2,676
Accumulated deficit	(1,200)	(1,416)
Total stockholders' equity attributable to Carvana Co.	1,504	1,260
Non-controlling interests	269	115
Total stockholders' equity	1,773	1,375
Total liabilities & stockholders' equity	$8,878	$8,484

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and per share amounts)

	Three Months Ended March 31,
	2025	2024
Sales and operating revenues:
Retail vehicle sales, net	$2,980	$2,175
Wholesale sales and revenues, including $8 and $7, respectively, from related parties	863	657
Other sales and revenues, including $72 and $42, respectively, from related parties	389	229
Net sales and operating revenues	4,232	3,061
Cost of sales, including $1 and $1, respectively, to related parties	3,303	2,470
Gross profit	929	591
Selling, general and administrative expenses, including $7 and $7, respectively, to related parties	535	456
Other operating expense, net	—	1
Operating income	394	134
Interest expense, net	139	173
Loss on debt extinguishment	2	—
Other income, net	(122)	(87)
Net income before income taxes	375	48
Income tax provision (benefit)	2	(1)
Net income	373	49
Net income attributable to non-controlling interests	157	21
Net income attributable to Carvana Co.	$216	$28

Net earnings per share of Class A common stock - basic	$1.61	$0.24
Net earnings per share of Class A common stock - diluted	$1.51	$0.23

Weighted-average shares of Class A common stock outstanding - basic	134,058	116,298
Weighted-average shares of Class A common stock outstanding - diluted	142,587	212,239

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended March 31,
	2025	2024
Cash Flows from Operating Activities:
Net income	$373	$49
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	73	82
Equity-based compensation expense	23	22
Loss on disposal of property and equipment	1	1
Loss on debt extinguishment	2	—
Payment-in-kind interest expense	72	142
Provision for bad debt and valuation allowance	5	8
Amortization of debt issuance costs	2	5
Unrealized gain on warrants to acquire Root Class A common stock	(158)	(75)
Unrealized gain on beneficial interests in securitizations	(3)	(9)
Changes in finance receivable related assets:
Originations of finance receivables	(2,660)	(1,846)
Proceeds from sale of finance receivables, net	2,699	1,825
Gain on loan sales	(273)	(144)
Principal payments received on finance receivables held for sale	48	39
Other changes in assets and liabilities:
Vehicle inventory	114	(14)
Accounts receivable	(68)	(87)
Other assets	(32)	(4)
Accounts payable and accrued liabilities	(20)	109
Operating lease right-of-use assets	10	8
Operating lease liabilities	(10)	(6)
Other liabilities	34	(4)
Net cash provided by operating activities	232	101
Cash Flows from Investing Activities:
Purchases of property and equipment	(27)	(18)
Proceeds from disposal of property and equipment	1	5
Payments for acquisitions, net of cash acquired	(24)	—
Principal payments received on and proceeds from sale of beneficial interests	15	20
Net cash (used in) provided by investing activities	(35)	7
Cash Flows from Financing Activities:
Proceeds from short-term revolving facilities	567	839
Payments on short-term revolving facilities	(570)	(1,232)
Proceeds from issuance of long-term debt	46	42
Payments on long-term debt	(77)	(23)
Payments of debt issuance costs	(1)	(1)
Payments of tax made on behalf of non-controlling members	(2)	—
Tax receivable agreement payments	(17)	—
Proceeds from equity-based compensation plans	5	—
Tax withholdings related to restricted stock units	(4)	—
Net cash used in financing activities	(53)	(375)
Net increase (decrease) in cash, cash equivalents and restricted cash	144	(267)
Cash, cash equivalents, and restricted cash at beginning of period	1,760	594
Cash, cash equivalents, and restricted cash at end of period	$1,904	$327

CARVANA CO. AND SUBSIDIARIES
OUTSTANDING SHARES AND LLC UNITS
(Unaudited)

The following table presents potentially dilutive securities, as of the end of the period, excluded from the computations of diluted net earnings per share of Class A common stock for the three months ended March 31, 2025 and 2024, respectively:

	Three Months Ended March 31,
	2025	2024

	(in thousands)
Stock Options (1)	97	1,058
Restricted Stock Units and Awards (1)	308	330
Class A Units (2)	79,171	—
Class B Units (2)	1,532	—

(1) Represents number of instruments outstanding at the end of the period that were evaluated under the treasury stock method for potentially dilutive effects and were determined to be anti-dilutive.
(2) Represents the weighted-average as-converted LLC units that were evaluated under the if-converted method for potentially dilutive effects and were determined to be anti-dilutive.

CARVANA CO. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2025	2024	Change

	(dollars in millions, except per unit amounts)
Net sales and operating revenues:
Retail vehicle sales, net	$2,980	$2,175	37.0%
Wholesale sales and revenues (1)	863	657	31.4%
Other sales and revenues (2)	389	229	69.9%
Total net sales and operating revenues	$4,232	$3,061	38.3%
Gross profit:
Retail vehicle gross profit	$429	$283	51.6%
Wholesale gross profit (1)	111	79	40.5%
Other gross profit (2)	389	229	69.9%
Total gross profit	$929	$591	57.2%
Unit sales information:
Retail vehicle unit sales	133,898	91,878	45.7%
Wholesale vehicle unit sales	63,454	44,155	43.7%
Per unit revenue:
Retail vehicles	$22,256	$23,673	(6.0)%
Wholesale vehicles (3)	$9,865	$9,625	2.5%
Per retail unit gross profit:
Retail vehicle gross profit	$3,204	$3,080	4.0%
Wholesale gross profit	829	860	(3.6)%
Other gross profit	2,905	2,492	16.6%
Total gross profit	$6,938	$6,432	7.9%
Per wholesale unit gross profit:
Wholesale vehicle gross profit (4)	$1,009	$1,042	(3.2)%
Wholesale marketplace:
Wholesale marketplace units transacted	248,624	242,647	2.5%
Wholesale marketplace revenues	$237	$232	2.2%
Wholesale marketplace gross profit (5)	$47	$33	42.4%

(1) Includes $8 and $7, respectively, of wholesale sales and revenues from related parties.
(2) Includes $72 and $42, respectively, of other sales and revenues from related parties.
(3) Excludes wholesale marketplace revenues and wholesale marketplace units transacted.
(4) Excludes wholesale marketplace gross profit and wholesale marketplace units transacted.
(5) Includes $16 and $25, respectively, of depreciation and amortization expense.

CARVANA CO. AND SUBSIDIARIES
COMPONENTS OF SG&A
(Unaudited)

	Three Months Ended
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025

	(in millions)
Compensation and benefits (1)	$173	$168	$175	$184	$199
Advertising	54	55	56	64	72
Market occupancy (2)	18	17	17	16	16
Logistics (3)	29	28	29	32	37
Other (4)	182	187	192	198	211
Total	$456	$455	$469	$494	$535

(1) Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes, and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, and those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.
(2) Market occupancy costs includes occupancy costs of our vending machine and hubs. It excludes occupancy costs related to reconditioning vehicles which are included in cost of sales and the portion related to corporate occupancy which are included in other costs.
(3) Logistics includes fuel, maintenance and depreciation related to operating our own transportation fleet, and third-party transportation fees, except the portion related to inbound transportation, which is included in cost of sales.
(4) Other costs include all other selling, general and administrative expenses such as IT expenses, corporate occupancy, professional services and insurance, limited warranty, and title and registration.

CARVANA CO. AND SUBSIDIARIES
LIQUIDITY RESOURCES
(Unaudited)

We had the following committed liquidity resources, secured debt capacity, and other unpledged assets available as of March 31, 2025 and December 31, 2024:

	March 31, 2025	December 31, 2024

	(in millions)
Cash and cash equivalents	$1,858	$1,716
Availability under short-term revolving facilities (1)	1,881	1,879
Committed liquidity resources available	$3,739	$3,595
Super senior debt capacity (2)	1,500	1,500
Pari passu senior debt capacity (2)	511	485
Unpledged beneficial interests in securitizations (3)	111	110
Total liquidity resources (4)	$5,861	$5,690

(1)Availability under short-term revolving facilities is the available amount we can borrow under the Floor Plan Facility and Finance Receivable Facilities based on the value of pledgeable vehicle inventory and finance receivables on our balance sheet on the period end date. Availability under short-term revolving facilities is distinct from the total commitment amount of these facilities because it represents the amount we are able to borrow as of period end, rather than committed future amounts that could be borrowed to finance future additional assets.
(2)Super senior debt capacity and pari passu senior debt capacity represents basket capacity to incur additional debt that could be senior or pari passu in lien priority as to the collateral securing the obligations under the Senior Secured Notes, subject to the terms and conditions set forth in the indentures governing the Senior Secured Notes. The availability of such additional sources depends on many factors and there can be no assurance that financing alternatives will be available to us in the future.
(3)Unpledged beneficial interests in securitizations includes retained beneficial interests in securitizations that have not been previously pledged or sold. We historically have financed the majority of our retained beneficial interests in securitizations and expect to continue to do so in the future.
(4)Our total liquidity potential is composed of cash and cash equivalents, availability under existing credit facilities, additional capacity under the indentures governing our Senior Secured Notes, which allow us to incur additional debt that can be senior or pari passu in lien priority as to the collateral securing the obligations under the Senior Secured Notes, and additional unpledged securities that can be financed using traditional asset-based financing sources.

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted EBITDA; Adjusted EBITDA margin; Adjusted EBITDA per retail unit; Gross profit, non-GAAP; Retail gross profit, non-GAAP; Wholesale vehicle gross profit, non-GAAP, Wholesale marketplace gross profit, non-GAAP; Other gross profit, non-GAAP; Total gross profit per retail unit, non-GAAP; Retail gross profit per retail unit, non-GAAP; Wholesale vehicle gross profit per retail unit, non-GAAP; Wholesale marketplace gross profit per retail unit, non-GAAP; Other gross profit per retail unit, non-GAAP; SG&A expenses, non-GAAP; and Total SG&A expenses per retail unit, non-GAAP

The above measures are supplemental measures of operating performance that do not represent and should not be considered an alternative to net income (loss), gross profit, or SG&A expenses, as determined by GAAP.

Adjusted EBITDA is defined as net income (loss) plus (minus) income tax provision (benefit), interest expense, net, other (income) expense, net, other operating expense, net, depreciation and amortization expense in cost of sales and SG&A expenses, share-based compensation expense in cost of sales and SG&A expenses, loss on debt extinguishment, and restructuring expense in cost of sales and SG&A expenses, minus revenue related to our Root Warrants. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA per retail unit is Adjusted EBITDA divided by retail vehicle unit sales.

Gross profit, non-GAAP, Retail gross profit, non-GAAP, Wholesale vehicle gross profit, non-GAAP, Wholesale marketplace gross profit, non-GAAP, and Other gross profit, non-GAAP are defined as the respective GAAP gross profits plus depreciation and amortization expense in cost of sales, and share-based compensation expense in cost of sales, minus revenue related to our Root Warrants. Total gross profit per retail unit, non-GAAP, Retail gross profit per retail unit, non-GAAP, Wholesale vehicle gross profit per retail unit, non-GAAP, Wholesale marketplace gross profit per retail unit, non-GAAP, and Other gross profit per retail unit, non-GAAP are the respective gross profits, non-GAAP divided by retail vehicle unit sales.

SG&A expenses, non-GAAP is defined as GAAP SG&A expenses minus depreciation and amortization expense in SG&A expenses, and share-based compensation expense in SG&A expenses. Total SG&A expenses per retail unit, non-GAAP is SG&A expenses, non-GAAP divided by retail vehicle unit sales.

We use these non-GAAP measures to measure the operating performance of our business as a whole and relative to our total revenues and retail vehicle unit sales. We believe that these metrics are useful measures to us and to our investors because they exclude certain financial, capital structure, and non-cash items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. These non-GAAP measures may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations.

A reconciliation of Adjusted EBITDA to net income (loss), Gross profit, non-GAAP to gross profit, Retail gross profit, non-GAAP to retail gross profit, Wholesale vehicle gross profit, non-GAAP to wholesale vehicle gross profit, Wholesale marketplace gross profit, non-GAAP to wholesale marketplace gross profit, Other gross profit, non-GAAP to other gross profit, and SG&A expenses, non-GAAP to SG&A expenses, which are the most directly comparable GAAP measures, and calculations of Adjusted EBITDA margin, Total gross profit per retail unit, non-GAAP, Retail gross profit per retail unit, non-GAAP, Wholesale vehicle gross profit per retail unit, non-GAAP, Wholesale marketplace gross profit per retail unit, non-GAAP, Other gross profit per retail unit, non-GAAP, and Total SG&A expenses per retail unit, non-GAAP is as follows:

	Three Months Ended
(dollars in millions, except per unit amounts)	June 30, 2022	March 31, 2024	March 31, 2025
Net income (loss)	$(439)	$49	$373
Income tax provision (benefit)	1	(1)	2
Interest expense, net	116	173	139
Other income, net	(4)	(87)	(122)
Loss on debt extinguishment	—	—	2
Operating income (loss)	$(326)	$134	$394
Other operating expense, net	1	1	—
Depreciation and amortization expense in cost of sales	27	39	31
Depreciation and amortization expense in SG&A expenses	49	43	42
Share-based compensation expense in cost of sales	6	—	1
Share-based compensation expense in SG&A expenses	13	23	25
Root warrant revenue	—	(5)	(5)
Restructuring expense	14	—	—
Adjusted EBITDA	$(216)	$235	$488

Total revenues	$3,884	$3,061	$4,232
Net income (loss) margin	(11.3)%	1.6%	8.8%
Adjusted EBITDA margin	(5.6)%	7.7%	11.5%

Retail vehicle unit sales	117,564	91,878	133,898
Net income (loss) per retail unit	$(3,734)	$533	$2,786
Adjusted EBITDA per retail unit	$(1,837)	$2,558	$3,645

(dollars in millions)	For the Three Months Ended March 31,
	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
Net loss	$(2)	$(7)	$(17)	$(38)	$(55)	$(81)	$(184)	$(82)	$(506)	$(286)
Income tax benefit	—	—	—	—	—	—	—	—	—	(2)
Interest expense, net	—	—	1	2	3	16	29	30	64	159
Other (income) expense, net	—	—	—	—	1	—	16	(9)	12	(3)
Operating loss	(2)	(7)	(16)	(36)	(51)	(65)	(139)	(61)	(430)	(132)
Other operating expense, net							1	2	1	1
Depreciation and amortization expense in cost of sales	—	—	—	—	—	—	2	5	8	44
Depreciation and amortization expense in SG&A expenses	1	—	—	1	6	7	16	22	37	49
Share-based compensation expense in cost of sales	—	—	—	—	—	1	1	—	8	—
Share-based compensation expense in SG&A expenses	—	1	—	—	1	5	6	8	28	15
Root warrant revenue	—	—	—	—	—	—	—	—	—	(5)
Restructuring expense	—	—	—	—	—	—	—	—	—	4
Adjusted EBITDA	$(1)	$(6)	$(16)	$(35)	$(44)	$(52)	$(113)	$(24)	$(348)	$(24)

Total revenues	$7	$23	$73	$160	$360	$756	$1,098	$2,245	$3,497	$2,606
Net loss margin	(33.2)%	(28.7)%	(23.7)%	(24.1)%	(14.6)%	(10.9)%	(16.8)%	(3.7)%	(14.5)%	(11.0)%
Adjusted EBITDA margin	(27.9)%	(24.3)%	(21.5)%	(21.3)%	(11.9)%	(6.7)%	(10.3)%	(1.1)%	(10.0)%	(0.9)%

	Three Months Ended
(dollars in millions, except per unit amounts)	March 31, 2024	March 31, 2025
Gross profit	$591	$929
Depreciation and amortization expense in cost of sales	39	31
Share-based compensation expense in cost of sales	—	1
Root warrant revenue	(5)	(5)
Gross profit, non-GAAP	$625	$956

Retail vehicle unit sales	91,878	133,898
Total gross profit per retail unit	$6,432	$6,938
Total gross profit per retail unit, non-GAAP	$6,802	$7,140

SG&A expenses	$456	$535
Depreciation and amortization expense in SG&A expenses	43	42
Share-based compensation expense in SG&A expenses	23	25
SG&A expenses, non-GAAP	$390	$468

Retail vehicle unit sales	91,878	133,898
Total SG&A expenses per retail unit	$4,963	$3,996
Total SG&A expenses per retail unit, non-GAAP	$4,245	$3,495

	Three Months Ended
(dollars in millions, except per unit amounts)	March 31, 2024	March 31, 2025
Retail gross profit	$283	$429
Depreciation and amortization expense in cost of sales	12	13
Share-based compensation expense in cost of sales	—	1
Retail gross profit, non-GAAP	$295	$443

Retail vehicle unit sales	91,878	133,898
Retail gross profit per retail unit	$3,080	$3,204
Retail gross profit per retail unit, non-GAAP	$3,211	$3,308

Wholesale vehicle gross profit	$46	$64
Depreciation and amortization expense in cost of sales	2	2
Wholesale vehicle gross profit, non-GAAP	$48	$66

Retail vehicle unit sales	91,878	133,898
Wholesale vehicle gross profit per retail unit	$501	$478
Wholesale vehicle gross profit per retail unit, non-GAAP	$522	$493

Wholesale marketplace gross profit	$33	$47
Depreciation and amortization expense in cost of sales	25	16
Wholesale marketplace gross profit, non-GAAP	$58	$63

Retail vehicle unit sales	91,878	133,898
Wholesale marketplace gross profit per retail unit	$359	$351
Wholesale marketplace gross profit per retail unit, non-GAAP	$631	$471

Other gross profit	$229	$389
Root warrant revenue	(5)	(5)
Other gross profit, non-GAAP	$224	$384

Retail vehicle unit sales	91,878	133,898
Other gross profit per retail unit	$2,492	$2,905
Other gross profit per retail unit, non-GAAP	$2,438	$2,868